AMENDED AND RESTATED IRREVOCABLE PROXY (this “Proxy”), dated as of October 6, 2017 but effective as of the Effective Time (as defined below), and made and granted by the parties listed on Schedule A hereto (each, a “Stockholder’’ and, collectively, the “Stockholders”).

WHEREAS, the Stockholders entered into that certain Irrevocable Proxy dated as of November 22, 2010 (the “Original Proxy”) pursuant to which they irrevocably appointed Hamlet Holdings LLC (“VoteCo”) as their lawful proxy and attorney in fact with respect to the voting and transfer of all shares of voting common stock held by the Stockholders in Caesars Entertainment Corporation, f/k/a Harrah’s Entertainment, Inc., (“CEC”);

WHEREAS, CEC and Caesars Acquisition Company (“CAC”) entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, and the First Amendment thereto dated as of February 20, 2017, pursuant to which CAC will merge with and into CEC (the “Merger”), with CEC surviving the Merger (the “Surviving Company”);

WHEREAS, the Original Proxy, and the proxy granted pursuant thereto would, absent its amendment and restatement hereby, terminate in accordance with its terms upon the consummation of the Merger (such time, the “Effective Time”);

WHEREAS, at the Effective Time, the outstanding shares of common stock of CAC will be converted into and become exchangeable for outstanding shares of common stock of CEC, and after giving effect to such conversion, each Stockholder will own the number of shares of voting common stock, par value $0.01 per share, of the Surviving Company set forth opposite its name on Schedule A hereto (the “Subject Shares”); and

WHEREAS, in connection with the Merger, and in compliance with gaming regulatory requirements, each Stockholder desires to amend and restate the Original Proxy in all respects effective as of the Effective Time and to vest voting and dispositive control in VoteCo with respect to matters relating to the Surviving Company and the Subject Shares by granting this Proxy as set forth below, it being understood that until the Effective Time the Original Proxy shall remain in full force and effect in accordance with its terms.

Section 1.                Representations and Warranties of Each Stockholder. Each Stockholder represents and warrants to VoteCo with respect to itself as follows:

(a)                Authority: Execution and Delivery: Enforceability. The Stockholder has requisite limited liability company power and authority to execute and deliver this Proxy. The execution and delivery of this Proxy and the grant hereunder have been duly and validly authorized by the Stockholder, and no other limited liability company proceedings on the part of the Stockholder are necessary to authorize the grant contemplated by this Proxy. This Proxy has been duly and validly executed and delivered by the Stockholder and constitutes the valid and binding proxy of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity.

(b)               No Conflicts. Neither the execution and delivery by the Stockholder of this Proxy nor the compliance by the Stockholder with the terms and conditions hereof will violate, result in a breach of, or constitute a default under its organizational documents, or violate, result in a breach of, or constitute a default under, in each case in any material respect, any agreement, instrument, judgment, order or decree to which the Stockholder is a party or is otherwise bound or give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such agreement or instrument.

(c)                The Subject Shares. After giving effect to the Merger (i) the Stockholder will be the record and beneficial owner of the Subject Shares set forth opposite its name on Schedule A; (ii) the Stockholder will have the sole right to vote such Stockholder’s Subject Shares, except as contemplated by this Proxy; and (iii) none of such Stockholder’s Subject Shares will be subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Proxy.

Section 2.                Irrevocable Proxy.

(a)                Upon the Effective Time, and solely during the Term (as defined below) each Stockholder hereby irrevocably constitutes and appoints VoteCo, with full power of substitution, its true and lawful proxy and attorney-in-fact to (i) vote all of the Subject Shares at any meeting (and any adjournment or postponement thereof) of the Company's stockholders, and in connection with any written consent of the Company's stockholders and (ii) direct and effect the sale, transfer or other disposition of all or any part of the Subject Shares (as and when so determined in the sole discretion of VoteCo), except for sales, transfers or other dispositions effected in accordance with Section 4.

(b)               The proxy and power of attorney granted herein shall be irrevocable during the Term (as defined below), shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke all prior proxies granted by each Stockholder (if any) with respect to the Subject Shares. Each Stockholder shall not grant to any person any proxy which conflicts with the proxy granted herein, and any attempt to do so shall be void.

(c)                VoteCo may exercise the proxy granted herein with respect to Subject Shares, only during the Term, and shall have the right to vote the Subject Shares at any meeting of the Company’s stockholders and in any action by written consent of the Company’s stockholders in accordance with the provisions of Section 2(a) above. Unless expressly requested by VoteCo in writing, each Stockholder shall not vote any or all of the Subject Shares at any such meeting or in connection with any such written consent of stockholders. The vote of VoteCo shall control in any conflict between a vote of or written consent with respect to the Subject Shares by VoteCo and a vote or action by Stockholder with respect to the Subject Shares.

(d)               All or a portion of the Subject Shares, as the case may be, shall be released from the proxy and voting arrangement created in this Section 2 and the restrictions on transfer in Sections 3 and 4 below, upon the earlier of (i) solely with respect to such Subject Shares, the sale, transfer or other disposition by VoteCo or in a Tag-Along Transfer of any Subject Shares in

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accordance with this Agreement, and (ii) with respect to all Subject Shares, the delivery by any Stockholder to the other Stockholders (at the addresses set forth on Schedule A hereto) of written notice of its intent to terminate the proxy granted by Section 2(a) and release the Subject Shares from the transfer restrictions contemplated hereby (each, a “Release Event”). Such release of Subject Shares hereunder shall occur automatically, without any requirement for any further act by such Stockholder or the delivery of any certificate to memorialize the same.

Section 3.                Covenants of Each Stockholder. Each Stockholder covenants and agrees during the Term as follows:

(a)                The Stockholder hereby agrees, while this Proxy is in effect with respect to any Subject Shares, and except as contemplated hereby, (i) not to enter into any voting agreements, whether by proxy, voting agreement or other voting arrangement with respect to such Subject Shares, and (ii) not to take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect, in each case, that would have the effect of preventing the Stockholder from performing its obligations under this Proxy.

(b)               The Stockholder shall not (i) sell, transfer, pledge or otherwise dispose or encumber of any of its Subject Shares, any beneficial ownership thereof or any other interest therein, and (ii) enter into any contract, arrangement or understanding with any person that violates or conflicts with or would reasonably be expected to violate or conflict with, such Stockholder’s obligations under this Section 3(b), except, in each case, in accordance with Section 4.

Section 4.                Tag-Along.

(a)                During the Term, any Stockholder may Transfer its Subject Shares to (i) any other Stockholder or (ii) any of its other Affiliates that executes a joinder to this irrevocable proxy, agreeing to be bound by the terms hereof as if an original party hereto.

(b)               During the Term, if any Stockholder (in such capacity a “Transferring Stockholder”) proposes to Transfer (such proposed Transfer, a “Tag-Along Transfer”) to a third party (the “Proposed Transferee”) that is not an Affiliate of such Transferring Stockholder or a Stockholder (the “Proposed Transferee”) any of its Subject Shares, the Transferring Stockholder and each other Stockholder shall have the right to participate (and, with respect to the Co-Investment Entities, to the extent required pursuant to the tag-along obligations in the operating agreement of such Co-Investment Entity shall elect its right to participate) in the Tag-Along Transfer by Transferring up to its Pro Rata Portion to the Proposed Transferee on the same terms and conditions as those proposed by the Transferring Stockholder (each such participating Stockholder, other than the Transferring Stockholder, a “Tagging Stockholder”).

(c)                The Transferring Stockholder shall give written notice (a “Tag-Along Notice”) to VoteCo and each other Stockholder of a Tag-Along Transfer, setting forth the number of Subject Shares proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration and other terms and conditions of payment offered by the Proposed Transferee. The Transferring Stockholder shall deliver or cause to be delivered to each other Stockholder copies of all transaction documents relating to the Tag-

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Along Transfer as the same become available. The tag-along rights provided by this Section 4 must be exercised by a Stockholder by delivery of an irrevocable written notice to the Transferring Stockholder, within a period of three (3) Business Days from delivery of the Tag-Along Notice, specifying the portion of its Pro Rata Portion of the Subject Shares which it wishes to be include in the Tag-Along Transfer. With respect to the Subject Shares proposed to be Transferred, if the Proposed Transferee fails to purchase all the Subject Shares proposed to be Transferred by the Transferring Stockholder and the Tagging Stockholders, then the number of Subject Shares that each such Stockholder is permitted to sell in such Tag-Along Transfer shall be reduced pro rata based on the number of Subject Shares proposed to be Transferred by such Stockholder relative to the aggregate number of Subject Shares proposed to be Transferred by all Stockholders participating in such Tag-Along Transfer. The Transferring Stockholder shall have a period of sixty (60) days following the expiration of the three (3) Business Day period, as the case may be, mentioned above to sell all the Subject Shares agreed to be purchased by the Proposed Transferee on the terms specified in the notice required by the first sentence of this Section 4(b). With respect to the Subject Shares proposed to be Transferred, if the Proposed Transferee agrees to purchase more Subject Shares than specified in the Tag-Along Notice in the Proposed Transfer, the Stockholders shall also have the same right to participate (and, with respect to the Co-Investment Entities, to the extent required pursuant to the tag-along obligations in the operating agreement of such Co-Investment Entity shall elect its right to participate) in the Transfer of such Subject Shares that are in excess of the amount set forth on the Tag-Along Notice on a pro rata basis based on the number of Subject Shares proposed to be Transferred by such Stockholder relative to the aggregate number of Subject Shares proposed to be Transferred by all Stockholders participating in such Tag-Along Transfer.

(d)               Any Transfer of Subject Shares by a Tagging Stockholder to a Proposed Transferee pursuant to this Section 4 shall be on the same terms and conditions (including, without limitation, price, time of payment and form of consideration) as to be paid to the Transferring Stockholder; provided that, in order to be entitled to exercise its tag-along right pursuant to this Section 4, each Tagging Stockholder must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements the same mutatis mutandis as those made by the Transferring Stockholder in connection with the Tag-Along Transfer (other than any non-competition, non-solicitation or similar agreements or covenants that would bind the Tagging Stockholder, its Affiliates or any of their respective portfolio companies), and agree to the same conditions to the Proposed Transferee as the Transferring Stockholder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Stockholder and each Tagging Stockholder severally and not jointly and that the aggregate amount of the liability of the Tagging Stockholder shall not exceed, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Tagging Stockholder as to the unencumbered title to its Subject Shares and the power, authority and legal right to Transfer such Subject Shares, such Tagging Stockholder’s pro rata share of any such liability to be determined in accordance with such Tagging Stockholder’s portion of the total number of Subject Shares included in such Transfer; provided that, in any event the amount of liability of any Tagging Stockholder shall not exceed the proceeds such Tagging Stockholder received in connection with such Transfer. Each Tagging Stockholder shall be responsible for its proportionate share of the costs of the Proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee or the Company.

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(e)                For the purposes of this Section 4:

(i)                        “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such person or entity. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

(ii)                        “Co-Investment Entities” means Co-Invest Hamlet Holdings B, LLC, a Delaware limited liability company, and Co-Invest Hamlet Holdings, Series LLC, a Delaware series limited liability company.

(iii)                        “Pro Rata Portion” means, with respect to the Subject Shares to be transferred pursuant to the tag-along rights, (x) with respect to each Tagging Stockholder, a number of Subject Shares determined by multiplying (i) the total number of Subject Shares proposed to be Transferred by the Transferring Stockholder to the Proposed Transferee, by (ii) a fraction, the numerator of which is the number of Subject Shares held by the Tagging Stockholder and the denominator of which is the aggregate number of Subject Shares held by all Stockholders and (y) with respect to the Transferring Stockholder, the total number of Subject Shares proposed to be Transferred by the Transferring Stockholder minus the aggregate number of Subject Shares over which the Tagging Stockholders have exercised their tag-along rights pursuant to Section 4.

(iv)                        “Transfer” means, with respect to any Subject Shares, a direct or indirect transfer, sale, conveyance, exchange, assignment, gift, pledge, hypothecation or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law, of such common stock, limited liability company interests or other equity securities; and “Transferred”, “Transferee” and “Transferability” shall each have a correlative meaning. A transfer, sale, conveyance, exchange, assignment, gift, pledge, hypothecation or other encumbrance or other disposition, including the grant of an option or other right, of an interest in any Stockholder shall constitute an indirect “Transfer” for purposes of this Agreement (as if such interest was a direct interest in the Company) if and only if all or substantially all of such interest in such Stockholder represents a beneficial interest in common stock or other equity interests of the Company.

Section 5.                Term and Termination. The term of this Proxy, including the proxy granted pursuant to Section 2 hereof and each Stockholder’s covenants and agreements contained herein with respect to the Subject Shares held by such Stockholder, shall commence at the Effective Time and shall terminate automatically with respect to any and all Subject Shares as and when, and to the extent, that such Subject Shares are subject to a Release Event as set forth above (the “Term”).

Section 6.                No Liability. Neither VoteCo (or any of its affiliates), nor any direct or indirect former, current or future partner, member, stockholder, director, manager, officer or agent of VoteCo or any of its affiliates, or any direct or indirect former, current or future partner, member, stockholder, employee, director, manager, officer or agent of any of the foregoing (each, an “Indemnified Person”) shall be liable, responsible or accountable in damages or

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otherwise to any or all of the Stockholders or to any or all of the members thereof, their respective successors or assigns by reason of any act or omission related to the possession or exercise of this Proxy, and each Stockholder shall indemnity, defend and hold harmless each Indemnified Person in respect of the same. Each Stockholder acknowledges and agrees that no duty is owed to such Stockholder by VoteCo (or any or all of the other Indemnified Persons) in connection with or as a result of the granting of this Proxy or by reason of any act or omission related to the possession or the exercise thereof, and, to the extent any duty shall nonetheless be deemed or found to exist, each Stockholder hereby expressly and knowingly irrevocably waives, to the fullest extent permitted by applicable law, any and all such duty or duties, regardless of type or source.

Section 7.                General Provisions.

(a)                Assignment. This Proxy shall not be assignable by any or all of the Stockholders.

(b)               No Ownership Interest. Except as expressly set forth in this Proxy, nothing contained in this Proxy shall be deemed to vest in VoteCo any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares.

(c)                Severability. If any provision of this Proxy would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Proxy or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Proxy or affecting the validity or enforceability of such provision in any other jurisdiction.

(d)               Amendments. This Proxy may not be amended, except by a written instrument executed by all the Stockholders who hold Subject Shares bound by the terms hereof at the time of such amendment.

(e)                Governing Law. This Proxy shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

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IN WITNESS WHEREOF, each Stockholder has duly executed this Proxy as of the date first written above.

APOLLO HAMLET HOLDINGS, LLC

By:
Name: David Sambur
Title: Authorized Person

APOLLO HAMLET HOLDINGS B, LLC

By:
Name: David Sambur
Title: Authorized Person

TPG HAMLET HOLDINGS, LLC

By:
Name:
Title: Vice President

TPG HAMLET HOLDINGS B, LLC

By:
Name:
Title: Vice President:

CO-INVEST HAMLET HOLDINGS, SERIES LLC

By Its Managing Members

Apollo Management VI, L.P. on behalf of affiliated investment funds

By: AIF VI Management, LLC its general partner

By:
Name: Laurie D. Medley
Title: Vice President

TPG Genpar V, L.P.

By: TPG GenPar V Advisors, LLC its general partner

By:
Name:
Title: Vice President

CO-INVEST HAMLET HOLDINGS B, LLC

By Its Managing Members

Apollo Management VI, L.P. on behalf of affiliated investment funds

By: AIF VI Management, LLC its general partner

By:
Name: Laurie D. Medley
Title: Vice President

TPG Genpar V, L.P.

By: TPG GenPar V Advisors, LLC its general partner

By:
Name:
Title: Vice President

SCHEDULE A

Stockholder	Subject Shares	Address

APOLLO HAMLET HOLDINGS, LLC	21,301,628	Apollo Management VI, L.P. 9 West 57th Street 43rd Floor New York, NY 10019
APOLLO HAMLET HOLDINGS B, LLC	24,190,449	Apollo Management VI, L.P. 9 West 57th Street 43rd Floor New York, NY 10019
TPG HAMLET HOLDINGS, LLC	40,004,686	TPG Capital, L.P. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102
TPG HAMLET HOLDINGS B, LLC	5,487,393	TPG Capital, L.P. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102
CO-INVEST HAMLET HOLDINGS, SERIES LLC	14,338,363	Apollo Management VI, L.P. 9 West 57th Street 43rd Floor New York, NY 10019 and TPG Capital, L.P. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102
CO-INVEST HAMLET HOLDINGS B, LLC	41,030,371	Apollo Management VI, L.P. 9 West 57th Street 43rd Floor New York, NY 10019 and TPG Capital, L.P. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102